EXHIBIT 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com

Gartner Reports Financial Results for Second Quarter 2014

Contract Value Increased 13% YOY FX Neutral to $1.4 Billion

Revenue Increased 17% YOY to $520 Million

GAAP Diluted EPS Increased 18% YOY to $0.58

STAMFORD, Conn., August 5, 2014 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2014 and reiterated its full year 2014 financial outlook for revenues, Normalized EBITDA and cash flows, but updated its EPS guidance.

Total revenue was $519.8 million for second quarter 2014, an increase of 17% on a reported basis compared to second quarter 2013. Revenues increased 16% excluding the impact of foreign exchange. Net income was $53.0 million in the second quarter of 2014, an increase of 14% compared to the prior year quarter, while Normalized EBITDA was $105.0 million, an increase of 17% compared to second quarter 2013. Diluted earnings per share was $0.58 in second quarter 2014 compared to $0.49 in second quarter 2013. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.64 per share for second quarter 2014 and $0.50 per share for second quarter 2013. (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).

For the six months ended June 30, 2014, total revenue was $966.5 million, an increase of 13% over the same period in 2013. The impact of foreign exchange was not significant. Net income increased 9%, to $90.8 million, while Normalized EBITDA was $190.1 million, an increase of 15% compared to 2013. Diluted earnings per share for the six month periods was $0.99 in 2014 compared to $0.87 in 2013. Diluted Earnings Per Share Excluding Acquisition Adjustments was $1.08 per share and $0.89 per share for the six months ended June 30, 2014 and 2013, respectively.

Gene Hall, Gartner’s chief executive officer, commented, “We continued our trend of consistent, double-digit growth in revenue, contract value, normalized EBITDA and EPS. Our recent acquisitions and our accelerated pace of share repurchase activity demonstrates our confidence and optimism in our tremendous market opportunity and growth potential over the long term.”

Business Segment Highlights

Research

Revenue for second quarter 2014 was $358.5 million, up 15% compared to second quarter 2013, with an insignificant foreign exchange impact. The gross contribution margin was 69% in both second quarter 2014 and 2013. Contract

-more-

value was $1,436 million at June 30, 2014, up 11% compared to June 30, 2013 on a reported basis and 13% excluding the impact of foreign exchange. Enterprise level client retention was 84% and 83% for second quarter 2014 and 2013, respectively. Enterprise level wallet retention was 105% and 104% for the second quarter of 2014 and 2013, respectively.

Consulting

Revenue for second quarter 2014 was $93.5 million, an increase of 9% compared to second quarter 2013, due to stronger results in both core consulting and our contract optimization business. Revenues in our contract optimization business can fluctuate from period to period. Excluding the foreign exchange impact, revenues increased 8%. The gross contribution margin for both second quarter 2014 and 2013 was 39%. Consultant utilization was 70% and 68% for second quarter 2014 and 2013, respectively, while billable headcount was 505 at June 30, 2014. Backlog was $104.6 million at June 30, 2014, an 11% increase compared to June 30, 2013.

Events

Second quarter 2014 revenue was $67.8 million, an increase of 39% compared to second quarter 2013 and 38% excluding the foreign exchange impact. We held 28 events with 16,594 attendees in the second quarter of 2014 compared to 25 events and 12,098 attendees in the second quarter of 2013. The increase in the number of events, revenue and attendees was primarily due to a change in our events calendar, as several large events held in the first quarter of 2013 were held in the second quarter of 2014. The gross contribution margin was 50% in second quarter of 2014 compared to 47% in the prior year quarter, due to higher profitability from the 21 ongoing events, and to a lesser extent, the events that were moved into the quarter.

Cash Flow and Balance Sheet Highlights

Gartner generated operating cash flow of $152.8 million in the six months ended June 30, 2014 compared to $140.3 million in the same period of 2013. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) were $19.2 million in the six months ended June 30, 2014. The Company had $317.9 million of cash at June 30, 2014 and $365.5 million of available borrowing capacity on its revolver facility. Through June 30, 2014, the Company has used $307.4 million of cash to repurchase common shares and $107.5 million of cash paid at close for acquisitions. We have made three acquisitions in 2014 to date, including Software Advice, Inc., which assists customers with software purchases; Market Visio Oy, a Finnish company and former sales agent for Gartner research in Finland and Russia; and SircleIT, Inc., a U.S. company that provides cloud-based search technology that identifies subject-matter experts which operates principally through Senexx Israel Ltd., its subsidiary in Israel.

Financial Outlook for 2014

The Company's full year 2014 financial outlook is presented below. Revenues, Normalized EBITDA, and cash flows remain the same as previously reported. The GAAP diluted EPS has increased by $0.01 on both the low and high end; Diluted EPS excluding acquisition adjustments was increased by $0.03 on both the low and high end.

Projected Revenue

($ in millions)	2014 Projected			% Change
Research	$1,435	—	$1,455	13%	—	14%
Consulting	315	—	330	—	—	5
Events	210	—	220	6	—	11
Total Revenue	$1,960	—	$2,005	10%	—	12%

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Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2014 Projected			% Change
Diluted Earnings Per Share	$1.97	—	$2.14	2%	—	11%
Diluted Earnings Per Share Excluding Acquisition Adjustments	2.18	—	2.35	11	—	19
Normalized EBITDA	375	—	400	9	—	16
Operating Cash Flow	336	—	358	6	—	13
Capital Expenditures	(36)	—	(38)	(1)		4
Free Cash Flow	$300	—	$320	7%	—	14%
(1) See “Non-GAAP Financial Measures” below for a discussion of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Tuesday, August 5, 2014 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4213, the international dial-in number is 617-213-4865 and the participant passcode is 94923308. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in 9,115 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of June 30, 2014, had 6,377 associates, including 1,487 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition and integration charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect. The adjustments consist of amortization of identifiable intangibles, non-recurring acquisition and integration charges such as legal, consulting, retention, severance and other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less Capital Expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

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 Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2014 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013		2014	2013
Revenues:
Research	$358,495	$311,233	15%	$706,609	$621,564	14%
Consulting	93,488	85,928	9	177,759	158,561	12
Events	67,837	48,886	39	82,154	72,676	13
Total revenues	519,820	446,047	17	966,522	852,801	13
Costs and expenses:
Cost of services and product development	203,178	177,904	14	373,999	341,641	9
Selling, general and administrative	218,537	185,629	18	423,154	366,107	16
Depreciation	7,721	7,017	10	15,180	14,117	8
Amortization of intangibles	1,979	1,404	41	3,258	2,738	19
Acquisition and integration charges	6,644	106	>100	10,000	206	>100
Total costs and expenses	438,059	372,060	18	825,591	724,809	14
Operating income	81,761	73,987	11	140,931	127,992	10
Interest expense, net	(2,680)	(2,144)	25	(4,930)	(4,580)	8
Other income (expense), net	175	(280)	>100	(54)	(69)	(22)
Income before income taxes	79,256	71,563	11	135,947	123,343	10
Provision for income taxes	26,216	25,049	5	45,171	40,154	12
Net income	$53,040	$46,514	14	$90,776	$83,189	9%

Earnings per common share:
Basic	$0.59	$0.50	18%	$1.00	$0.89	12%
Diluted	$0.58	$0.49	18%	$0.99	$0.87	14%

Weighted average shares outstanding:
Basic	89,521	93,574	(4)%	90,595	93,584	(3)%
Diluted	90,744	95,188	(5)%	92,012	95,426	(4)%

BUSINESS SEGMENT DATA

(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended June 30, 2014
Research	$358,495	$110,232	$248,263	69%
Consulting	93,488	57,253	36,235	39%
Events	67,837	33,605	34,232	50%
TOTAL	$519,820	$201,090	$318,730	61%

Three Months Ended June 30, 2013
Research	$311,233	$97,822	$213,411	69%
Consulting	85,928	52,743	33,185	39%
Events	48,886	25,772	23,114	47%
TOTAL	$446,047	$176,337	$269,710	60%

Six Months Ended June 30, 2014
Research	$706,609	$212,244	$494,365	70%
Consulting	177,759	111,186	66,573	37%
Events	82,154	44,959	37,195	45%
TOTAL	$966,522	$368,389	$598,133	62%

Six Months Ended June 30, 2013
Research	$621,564	$192,939	$428,625	69%
Consulting	158,561	102,839	55,722	35%
Events	72,676	42,454	30,222	42%
TOTAL	$852,801	$338,232	$514,569	60%

SELECTED STATISTICAL DATA

	June 30, 2014	June 30, 2013
Research contract value (a)	$1,436,157	$1,293,027
Research client retention - enterprise level (b)	84%	83%
Research client retention - organization level (b)	83%	82%
Research wallet retention - enterprise level (b)	105%	104%
Research wallet retention - organization level (b)	99%	97%
Research client organizations	14,091	13,315
Research client enterprises	9,115	8,516

Consulting backlog (a)	$104,600	$93,954
Consulting—quarterly utilization	70%	68%
Consulting billable headcount	505	518
Consulting—average annualized revenue per billable headcount (a)	$454	$428

Events—number of events for the quarter	28	25
Events—attendees for the quarter	16,594	12,098
 (a) Dollars in thousands.
 (b) We define an enterprise as a single company or customer. We define an organization as a buying center within an enterprise, such as a location or department. A single enterprise may have multiple organizations.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income	$53,040	$46,514	$90,776	$83,189
Interest expense, net	2,680	2,144	4,930	4,580
Other (income) expense, net	(175)	280	54	69
Tax provision	26,216	25,049	45,171	40,154
Operating income	$81,761	$73,987	$140,931	$127,992
Normalizing adjustments:
Stock-based compensation expense (b)	6,865	7,232	20,617	19,574
Depreciation, accretion, and amortization (c)	9,740	8,464	18,514	16,942
Acquisition and integration charges (d)	6,644	228	10,000	465
Normalized EBITDA	$105,010	$89,911	$190,062	$164,973

(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(a)	Consists of charges for stock-based compensation awards.

(b)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(c)	Consists of directly related incremental charges from acquisitions.

Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a):

	Three Months Ended June 30,
	2014		2013
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$53,040	$0.58	$46,514	$0.49
Acquisition adjustments, net of tax effect (b):
Amortization of acquired intangibles (c)	1,258	0.01	893	0.01
Acquisition and integration charges (d)	4,618	0.05	153	—
Diluted earnings per share excluding acquisition adjustments (e)	$58,916	$0.64	$47,560	$0.50

	Six Months Ended June 30,
	2014		2013
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$90,776	$0.99	$83,189	$0.87
Acquisition adjustments, net of tax effect (b):
Amortization of acquired intangibles (c)	2,077	0.02	1,748	0.02
Acquisition and integration charges (d)	6,745	0.07	314	—
Diluted earnings per share excluding acquisition adjustments (e)	$99,598	$1.08	$85,251	$0.89

(a)
Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect.

(b)	The effective tax rates used for the adjustments were 32% and 33.5% for the three and six months ended June 30, 2014, respectively, and 36% for both the three and six months ended June 30, 2013.

(c)	Consists of non-cash amortization charges related to acquired intangibles.

(d)	Consists of directly related incremental charges from acquisitions.

(e)
The EPS is calculated based on 90.7 million and 92.0 million shares for the three and six months ended June 30, 2014, respectively, and 95.2 million and 95.4 million shares for the three and six months ended June 30, 2013, respectively.